Exhibit 99.2

NOTICE OF FULL REDEMPTION

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

7.875% Senior Notes due 2014 (CUSIP No. 85590AAM6)

NOTICE IS HEREBY GIVEN TO THE

HOLDERS OF THE ABOVE-REFERENCED NOTES

Pursuant to (i) Article 3 of the Indenture, dated as of September 13, 2007 (the “Base Indenture”), between Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company to be issued in one or more series of the Company’s securities, (ii) Article 3 of Supplemental Indenture No. 3, dated as of May 7, 2009 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, relating to the Company’s 7.875% Senior Notes due 2014 (the “Notes”) and (iii) Paragraphs 3 and 4 of the reverse side of the Notes, the Company has elected to redeem and will redeem on December 24, 2012 (the “Redemption Date”) all of the then-outstanding Notes at a redemption price equal to the greater of (a) 100% of the principal amount of the Note or (b) as determined by an Independent Investment Banker (as defined in the Note), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Note) plus 50 basis points plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Notes Redemption Price”). The Notes Redemption Price will be calculated pursuant to the terms of the Indenture. Holders of any Notes in certificated form will be paid the Notes Redemption Price upon presentation and surrender of their Notes for redemption at the address of the Trustee indicated below. Notes in book-entry form must be surrendered through the facilities of The Depository Trust Company in the usual manner, and payment of the Notes Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. The Notes called for redemption must be so surrendered in order to collect the Notes Redemption Price. The address for delivery of any Notes in certificated form is as follows:

If by Mail:	If by Hand or Overnight Mail:
U.S. Bank National Association	U.S. Bank National Association
Corporate Trust Services	Corporate Trust Services
100 Wall Street	100 Wall Street
New York, NY 10005	New York, NY 10005

On the Redemption Date, the Notes Redemption Price will become due and payable on all Notes called for redemption and, unless the Company defaults in making payment of the Notes Redemption Price, interest on all Notes called for redemption shall cease to accrue on and after the Redemption Date. No representation is made as to the accuracy of the CUSIP number either as printed on the Notes or as contained in this Notice of Full Redemption.

* * * * *

Direct inquiries to the Company’s Investor Relations Department can be made by telephone to 203-351-3500, or in the alternative to the Trustee’s Bond Inquiry at 800-934-6802.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By: U.S. Bank National Association, as Trustee

Dated: December 13, 2012

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